Exhibit 99.1

301 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2515 fax www.maxygen.com	Agern Allé 1, DK-2970 Hørsholm, Denmark +45 7020 5550 main +45 7020 5530 fax

For Immediate Release
Maxygen Reports Second Quarter 2007 Financial Results
-Quarter Highlights Include Initiation of Phase II for G-CSF Program-
Redwood City, Calif., August 2, 2007 — Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the second quarter ended June 30, 2007. Maxygen reported a net loss of $15.7 million, or $0.43 per share, for the quarter ended June 30, 2007, as compared to a net loss of $3.4 million, or $0.09 per share, for the comparable period in 2006.
Excluding the impact of non-cash stock compensation expense under SFAS 123(R), Maxygen reported a non-GAAP loss (see Footnote A) of approximately $14.0 million, or $0.38 per share, in the second quarter of 2007, compared to a non-GAAP loss of approximately $1.7 million, or $0.05 per basic and diluted share, in the second quarter of 2006.
Revenue for the second quarter of 2007 was $2.1 million, compared to $9.3 million for the same period in 2006. The change in revenue was due to the discontinuation of Maxygen’s partnership with Roche to develop MAXY-VII for acute bleeding indications. MAXY-VII is a next-generation Factor VIIa, which Maxygen is currently developing for the treatment of hemophilia.
Expenses for the quarter were $19.9 million compared to $14.3 million in the second quarter 2006. The increase was primarily due to clinical trial expenses for MAXY-G34, the company’s next-generation G-CSF to treat neutropenia, and to late pre-clinical stage development costs for MAXY-VII.
“Our MAXY-G34 Phase I trial, initiated in the third quarter of 2006, showed positive results and we have now entered Phase II,” said Russell Howard, chief executive officer of Maxygen. “MAXY-alpha, our novel interferon-alpha for treatment of Hepatitis C, entered Phase Ia with Roche in the fourth quarter of 2006, and we already have encouraging information from that trial. Our company has changed dramatically since this time last year, with two drugs now in the clinic and MAXY-VII ramping up quickly,”
At June 30, 2007, cash, cash equivalents and marketable securities totaled $167.9 million.
Business Highlights
During the quarter the company initiated a Phase IIa study for MAXY-G34, Maxygen’s next-generation G-CSF to treat chemotherapy-induced neutropenia. The objective of the study is to identify one or more doses of MAXY-G34 for advancement into a more extensive Phase IIb trial. The trial is designed as a multiple ascending dose study with Neulasta as a control, and is scheduled to conclude in 2008.

Also during the second quarter the company announced its intention to pursue the development of MAXY-VII for treatment of hemophilia. MAXY-VII, a novel recombinant Factor VIIa, has been shown in preclinical studies to have superior properties to NovoSeven, the only recombinant Factor VIIa on the market. Maxygen plans to file an IND for this program in the first half of 2008.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Products developed by Maxygen now in clinical trials include a novel interferon-alpha for the treatment of hepatitis C virus (HCV) infection and a novel G-CSF for the treatment of neutropenia. Maxygen’s approach may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans, or the plans of our collaborators, to commence or continue the preclinical or clinical development of any of our product candidates, including MAXY-G34, MAXY-alpha and MAXY-VII, and the timing and status of any such development; whether any of our product candidates will exhibit improved properties in humans as compared to currently marketed drugs and whether these products, if commercialized, will be competitive in their relevant markets; and our liquidity and future financial performance. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities of Maxygen and/or its collaborators, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain our research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
NovoSeven is a registered trademark of Novo Nordisk Health Care AG.

Selected Consolidated Financial Information
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$874	$7,950	$8,471	$12,017
Revenue from related party	—	—	556	—
Grant revenue	1,207	1,355	2,146	2,253

Total revenues	2,081	9,305	11,173	14,270

Expenses:
Research and development	16,343	10,212	30,943	23,474
General and administrative	3,528	4,065	7,859	8,383

Total operating expenses	19,871	14,277	38,802	31,857

Loss from operations	(17,790)	(4,972)	(27,629)	(17,587)

Interest income and other (expense), net	2,118	1,931	4,292	3,824
Equity in net losses of minority investee	—	(342)	—	(342)

Net loss	$(15,672)	$(3,383)	$(23,337)	$(14,105)

Basic and diluted net loss per share	$(0.43)	$(0.09)	$(0.64)	$(0.39)

Shares used in computing basic and diluted net loss per share	36,791	36,024	36,688	35,999

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$167,891	$182,876
Receivables, prepaid and other assets	3,143	7,317
Property and equipment, net	3,023	3,262
Goodwill and other intangibles, net	12,192	12,192

Total assets	$186,249	$205,647

Other liabilities	$11,214	$10,255
Total deferred revenue	—	5,593

Stockholders’ equity	175,035	189,799

Total liabilities and stockholders’ equity	$186,249	$205,647

Note 1: Derived from consolidated audited financial statements as of December 31, 2006.
Footnotes

(A)	Reconciliation of GAAP and non-GAAP loss and loss per common share (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net loss	$(15,672)	$(3,383)	$(23,337)	$(14,105)

Stock compensation expense	1,715	1,663	3,567	3,146

Non-GAAP net loss	$(13,957)	$(1,720)	$(19,770)	$(10,959)

Shares used in computing Non-GAAP basic and diluted net loss per share	36,791	36,024	36,688	35,999

Non-GAAP basic and diluted net loss per share	$(0.38)	$(0.05)	$(0.54)	$(0.30)
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Contact:
Michele Boudreau, Investor and Public Relations
michele.boudreau@maxygen.com
650.279.2088